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Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2003

Penn Treaty American Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-15972 (Commission File Number)	23-1664166 (IRS Employer Identification No.)
3440 Lehigh Street Allentown, Pennsylvania 18103 (Address of principal executive offices) (Zip Code)

(610) 965-2222
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events.

        Centre Solutions (Bermuda) Limited ("Centre") has notified Penn Treaty American Corporation (the "Company") that it may, for reasons unrelated to Penn Treaty, discontinue its quota share reinsurance of new long-term care insurance policies issued by the Company's insurance subsidiaries on or after September 1, 2003. Centre and the Company entered the agreement for newly issued policies effective January 1, 2002. The Company's separate agreement with Centre to reinsure existing policies issued prior to December 31, 2001 will be unaffected by any determination made by Centre regarding newly issued policies.

        Centre notified the Company of its present intentions so that the Company can modify, if deemed necessary, its future capital management strategies. The Company is currently offering up to $45 million in convertible subordinated notes due 2008 to new and existing investors.

        The Company believes that it is unlikely to be adversely affected in the event such determination is made by Centre, as profits from reinsured policies are shared with Centre under the reinsurance agreement. The Company anticipates that, if it is notified of Centre's definitive determination to discontinue its participation in the agreement, it may seek other available reinsurance for its new business, which it believes could be obtained at comparable or more favorable terms. The Company's decision to seek reinsurance with another provider is highly dependent upon its future sales growth and its need to manage its statutory capital position as a result of such growth.

        Certain statements made by the Company in this Current Report on Form 8-K may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of the Company's operations will not differ materially from its expectations, including, but not limited to, the Company's ability to obtain reinsurance with another provider, if necessary, at comparable terms, and the Company's ability to generate future sales growth in the event Centre elects not to participate in the reinsurance of newly issued policies or if reinsurance with another provider cannot be obtained. For additional information, please refer to the Company's other reports filed with the Securities and Exchange Commission.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN TREATY AMERICAN CORPORATION
February 6, 2003	By:	/s/ CAMERON B. WAITE Cameron B. Waite, Chief Financial Officer

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  Item 5. Other Events.
SIGNATURE